Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300
OMAM Reports Financial and Operating Results for the
First Quarter Ended March 31, 2015

•	Economic net income of $37.3 million ($0.31 per share) for the quarter, up 14.8% from the comparative quarter in 2014

•	U.S. GAAP earnings of $34.2 million ($0.28 per share) for the quarter

•	AUM of $224.0 billion at March 31, 2015, up 10% from March 31, 2014

•	Net client cash flows of $(0.2) billion yielding positive annualized revenue impact of $11.3 million

•	$0.08 per share quarterly interim dividend approved for the first quarter of 2015

London — May 14, 2015 — OM Asset Management plc (NYSE: OMAM) today reports its results for the first quarter ended March 31, 2015.

“OMAM had a solid start to 2015, as our Affiliates continue to build on their long-term track records of strong investment performance, and we generated positive revenue growth from client cash flows into a range of higher margin, in-demand investment products,” said Peter L. Bain, President and Chief Executive Officer of OMAM.  “During a quarter of mixed returns in the equity markets, we reported pre-tax economic net income of $51 million, an increase of 18% over the same period of 2014.

“Our business continues to operate effectively, as we work alongside our Affiliates to diversify their product offerings and extend their distribution capabilities. We currently are assisting several Affiliates to develop new investment strategies in areas such as multi-asset class solutions, global timber, non-U.S. and emerging markets equities, and liability-driven investments. In addition, our Global Distribution team is building momentum in key markets around the world. Our team has established meaningful relationships with institutional investors on behalf of our Affiliates and saw strong demand during the quarter, particularly in Asia and Canada.”

Mr. Bain concluded, “We are actively meeting and developing relationships with a wide range of high quality asset management boutiques whose executives are interested in partnering with a firm that enables them to retain equity ownership and economic incentives to grow their businesses, while providing the resources and support to diversify and enhance their firms for the long-term.”

Table 1: Key Performance Metrics (unaudited)

($ in millions, unless otherwise noted)	Three Months Ended March 31,
			Increase (decrease)
Economic Net Income Basis	2015	2014	$	%
(Non-GAAP measure used by management)
ENI revenue	$163.3	$141.5	$21.8	15.4%
Pre-tax economic net income	51.0	43.1	7.9	18.3%
Economic net income	37.3	32.5	4.8	14.8%
Economic net income diluted earnings per share, $*	$0.31	$0.27	$0.04	14.8%
Adjusted EBITDA	$53.5	$44.4	$9.1	20.5%
ENI operating margin before Affiliate key employee distributions	37%	36%		87 bps
ENI operating margin after Affiliate key employee distributions	32%	30%		139 bps

U.S. GAAP Basis
Revenue**	$160.6	$269.4	$(108.8)	(40.4)%
Net income attributable to controlling interests	34.2	10.3	23.9	232.0%
U.S. GAAP operating margin**	27.6%	2.1%		2557 bps
Diluted shares outstanding (in millions)*	120.4	120.0
Diluted earnings per share $*	$0.28	$0.09	$0.19	211.1%

Other Operational Information
Assets under management at period end (in billions)	$224.0	$203.1	$20.9	10.3%
Net client cash flows (in billions)	(0.2)	(1.0)	0.8	80.0%
Annualized revenue impact of net flows (in millions)	11.3	(3.0)	14.3	n/m
* Reflects proforma shares outstanding in prior periods.
** Amounts in the three months ended March 31, 2015 reflect the adoption of ASU 2015-02 resulting in the de-consolidation of all Funds. See "Recent Events" herein for further discussion.
Please see definitions and additional notes. Please see Table 12 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Exhibit 99.1

Assets Under Management and Flows

At March 31, 2015, OMAM’s total assets under management (“AUM”) were $224.0 billion, up $3.2 billion or 1.4% compared to $220.8 billion at December 31, 2014, and up $20.9 billion or 10.3% compared to $203.1 billion at March 31, 2014.

The increase in AUM during the three months ended March 31, 2015 reflects net market appreciation of $3.4 billion partially offset by net outflows of $(0.2) billion.

For the three months ended March 31, 2015, OMAM’s net flows were $(0.2) billion compared to $3.8 billion for the three months ended December 31, 2014 and $(1.0) billion for the three months ended March 31, 2014.  Hard asset disposals of $(0.3) billion are reflected in the net flows for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014. For the three months ended March 31, 2015, the annualized revenue impact of the net flows was $11.3 million, as gross inflows of $7.0 billion in the latest three months were into higher fee asset classes yielding approximately 47 bps, versus gross outflows and hard asset disposals in the same period of $(7.2) billion out of asset classes yielding approximately 30 bps.  This is compared to the annualized revenue impact of net flows of $20.0 million for the three months ended December 31, 2014 and $(3.0) million for the three months ended March 31, 2014 (see definitions and additional notes).

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended,
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Beginning AUM	$220.8	$213.8	$214.9	$203.1	$198.8
Gross inflows	7.0	9.2	8.9	8.3	5.6
Gross outflows	(6.9)	(5.1)	(5.3)	(4.1)	(6.3)
Hard asset disposals	(0.3)	(0.3)	(0.5)	(0.6)	(0.3)
Net flows	(0.2)	3.8	3.1	3.6	(1.0)
Market appreciation (depreciation)	3.4	3.2	(4.2)	8.6	5.3
Other	—	—	—	(0.4)	—
Ending AUM	$224.0	$220.8	$213.8	$214.9	$203.1

Basis points: inflows	46.6	44.3	46.3	42.7	39.5
Basis points: outflows	29.5	38.3	38.4	36.3	38.3
Annualized revenue impact of net flows (in millions)	$11.3	$20.0	$19.1	$18.4	$(3.0)
Derived average weighted NCCF	3.3	6.1	5.8	5.5	(0.9)
Please see definitions and additional notes

Exhibit 99.1

Balance Sheet and Capital Management

Selected Balance Sheet information as of March 31, 2015 and December 31, 2014 is provided in Table 3 below, both on a U.S. GAAP basis, which includes Consolidated Funds, and on a non-GAAP basis which excludes those elements of Consolidated Funds which are not economically attributable to OMAM shareholders. As discussed further in "Recent Events" below, in the first quarter of 2015, the Company adopted a new accounting standard which resulted in the de-consolidation of all Funds previously consolidated as of December 31, 2014. Therefore, the U.S. GAAP balance sheet as of March 31, 2015 is most comparable to the non-GAAP balance sheet as of December 31, 2014.

As of March 31, 2015, the Company had third party borrowings of $177.0 million and shareholders’ equity of $63.1 million. The Company’s ratio of third party borrowings to trailing twelve months Adjusted EBITDA was 0.8x, well below the maximum 3.0x leverage covenant under OMAM’s revolving credit facility. Of the Company's cash and cash equivalents of $124.5 million, $31.8 million is held at Affiliates and $92.7 million is available at the Company.

As of March 31, 2015, the Company had access to approximately $147 million of seed capital, provided by Old Mutual plc ("the Parent"), to invest in products managed by OMAM’s Affiliates. This seed capital is not reflected on the balance sheet of OMAM, as it is directly owned by a subsidiary of the Parent. In addition, at March 31, 2015, the Company had $31.7 million of co-investments in funds managed by its Affiliates on its balance sheet, with an off-setting liability of $31.2 million to reflect those investments where economic ownership is retained by the Parent.

Table 3: Selected Balance Sheet Information

($ in millions)	March 31, 2015		December 31, 2014
	(U.S. GAAP)		Excluding Consolidated Funds (Non-GAAP)	Including Consolidated Funds (U.S. GAAP)
Cash and cash equivalents	$124.5		$175.6	$175.6
Assets of Consolidated Funds	—		—	6,783.7
Total assets	934.3		993.2	7,772.9

Notes payable to related parties	36.0		37.0	37.0
Third party borrowings	177.0		177.0	177.0
Due to related parties	274.1		289.9	289.9
Liabilities of Consolidated Funds	—		—	4,258.8
Total liabilities	871.2		956.7	5,215.5

Total equity	63.1		36.5	2,557.4

Third party borrowings / trailing twelve months Adjusted EBITDA	0.8	x	0.8x	0.8x
Amounts as of March 31, 2015 reflect the adoption of ASU 2015-02 resulting in the de-consolidation of all Funds previously consolidated as of December 31, 2014. See "Recent Events" herein for further discussion.

Please see definitions and additional notes

Financial Results: Non-GAAP Economic Net Income

For the three months ended March 31, 2015 and 2014, diluted economic net income per share was $0.31 and $0.27, respectively. For the three months ended March 31, 2015 and 2014, economic net income was $37.3 million and $32.5 million, respectively, an increase of $4.8 million, or 14.8%.  See Table 4 for a summary of economic net income and Table 12 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

For the three months ended March 31, 2015, compared to the three months ended March 31, 2014, ENI Revenue increased $21.8 million or 15.4%, from $141.5 million to $163.3 million, driven primarily by a 13.2% increase in management fees from $138.6 million to $156.9 million and a $3.2 million increase in performance fees from $0.4 million to $3.6 million. Average assets under management in those respective periods, excluding equity accounted Affiliates, increased 11.5%, while the bps

Exhibit 99.1

yield on these assets rose from 32.5 bps to 33.0 bps primarily due to an increase in average assets in higher fee rate Global/non-U.S. assets. Operating expenses before commissions increased 14.9% quarter-over-quarter (including commissions, total operating expenses grew 16.2% to $59.5 million). While total variable compensation grew 10.7% quarter-over-quarter to $43.4 million, the ratio of variable compensation to earnings before variable compensation fell from 43% to 42%. The lower combined growth rate of operating and variable compensation expenses relative to revenue growth resulted in an increase in OMAM’s ENI operating margin before Affiliate key employee distributions from 36% to 37%. For the three months ended March 31, 2015, expenses related to being a public company (excluding interest expense) totaled $1.9 million ($1.5 million of operating expenses; $0.4 million of variable compensation) and negatively impacted ENI operating margin by 1.2%. Affiliate key employee distributions increased 4.9% quarter-over-quarter to $8.5 million as a result of higher levels of Affiliate earnings, however the ratio of Affiliate key employee distributions over earnings before Affiliate key employee distributions fell from 16% to 14% primarily due to the repurchase of equity from an Affiliate in the fourth quarter of 2014 as well as the allocation of performance fee revenue.

For the three months ended March 31, 2015, Adjusted EBITDA was $53.5 million, up 20.5% compared to $44.4 million for the same period of 2014. See Table 13 for a reconciliation of economic net income to Adjusted EBITDA.

Table 4: Economic Net Income (Non-GAAP measure)

($ in millions, except per share data)	Three Months Ended March 31,
Economic Net Income (Non-GAAP measure)			Increase (decrease)
	2015	2014	$	%
Management fees	$156.9	$138.6	$18.3	13.2%
Performance fees	3.6	0.4	3.2	800.0%
Other income, including equity-accounted subsidiaries	2.8	2.5	0.3	12.0%
Total ENI revenue	163.3	141.5	21.8	15.4%
Fixed compensation & benefits	33.5	30.3	3.2	10.6%
General and administrative expenses	24.4	19.5	4.9	25.1%
Depreciation and amortization	1.6	1.4	0.2	14.3%
Total ENI operating expenses	59.5	51.2	8.3	16.2%
Earnings before variable compensation	103.8	90.3	13.5	15.0%
Variable compensation	43.4	39.2	4.2	10.7%
Earnings after variable compensation	60.4	51.1	9.3	18.2%
Affiliate key employee distributions	8.5	8.1	0.4	4.9%
Earnings after Affiliate key employee distributions	51.9	43.0	8.9	20.7%
Interest income	—	0.1	(0.1)	(100.0)%
Interest expense	(0.9)	—	(0.9)	—
Pre-tax economic net income	51.0	43.1	7.9	18.3%
Tax on economic net income	13.7	10.6	3.1	29.2%
Economic net income	$37.3	$32.5	$4.8	14.8%
Economic net income earnings per share, basic*	$0.31	$0.27	$0.04	14.8%
Economic net income earnings per share, diluted*	0.31	0.27	0.04	14.8%
Basic shares outstanding (in millions)*	120.0	120.0
Diluted shares outstanding (in millions)*	120.4	120.0

Other Operational Information
ENI operating margin before Affiliate key employee distributions	37%	36%
ENI operating margin after Affiliate key employee distributions	32%	30%
ENI operating expense / management fee revenue	38%	37%
Variable compensation / earnings before variable compensation	42%	43%
Affiliate key employee distributions / earnings before Affiliate key employee distributions	14%	16%
Effective ENI tax rate	27%	25%
Adjusted EBITDA	$53.5	$44.4
* Reflects pro forma shares outstanding in prior periods
Please see definitions and additional notes

Exhibit 99.1

Financial Results: U.S. GAAP

For the three months ended March 31, 2015 and 2014, diluted earnings per share was $0.28 and $0.09, respectively. For the three months ended March 31, 2015 and 2014, net income attributable to controlling interests was $34.2 million and $10.3 million, respectively.  See Table 5 for the Company's U.S. GAAP Statement of Operations. Due to our January 1, 2015 adoption of a new accounting standard that resulted in the de-consolidation of all Funds previously consolidated at December 31, 2014, certain line items such as Total revenue, Total expenses, and Net income have been impacted on a comparative basis. Refer to the "Recent Events" section below for additional information.

Table 5: U.S. GAAP Statement of Operations

($ in millions)	Three Months Ended March 31,
U.S. GAAP Statement of Operations			Increase (decrease)
	2015	2014	$	%
Management fees	$156.9	$132.8	$24.1	18.1%
Performance fees	3.6	0.4	3.2	800.0%
Other revenue	0.1	0.2	(0.1)	(50.0)%
Consolidated Funds’ revenue	—	136.0	(136.0)	(100.0)%
Total revenue	160.6	269.4	$(108.8)	(40.4)%
Compensation and benefits	94.8	88.4	6.4	7.2%
General and administrative	19.8	16.9	2.9	17.2%
Depreciation and amortization	1.6	1.4	0.2	14.3%
Consolidated Funds’ expense	—	157.1	(157.1)	(100.0)%
Total expenses	116.2	263.8	(147.6)	(56.0)%
Operating income	44.4	5.6	38.8	692.9%
Investment income	2.7	3.1	(0.4)	(12.9)%
Interest income	—	0.1	(0.1)	(100.0)%
Interest expense	(0.9)	(16.4)	15.5	94.5%
Consolidated Funds’ investment gain	—	16.0	(16.0)	(100.0)%
Income from continuing operations before taxes	46.2	8.4	37.8	450.0%
Income tax expense	12.2	8.0	4.2	52.5%
Income from continuing operations	34.0	0.4	33.6	n/m
Gain from discontinued operations, net of tax	—	3.6	(3.6)	(100.0)%
Gain on disposal of discontinued operations, net of tax	0.2	0.1	0.1	100.0%
Net income	34.2	4.1	30.1	734.1%
Net loss attributable to non-controlling interests	—	(6.2)	6.2	100.0%
Net income attributable to controlling interests	$34.2	$10.3	$23.9	232.0%
Earnings per share, basic $*	$0.28	$0.09	$0.19	211.1%
Earnings per share, diluted $*	0.28	0.09	0.19	211.1%
Basic shares outstanding (in millions)*	120.0	120.0
Diluted shares outstanding (in millions)*	120.4	120.0

U.S. GAAP operating margin	28%	2%		2557 bps
Net income from continuing operations attributable to controlling interests	34.0	11.3	22.7	200.9%
Pre-tax income from continuing operations attributable to controlling interests	46.2	19.3	26.9	139.4%
* Reflects pro forma shares outstanding in prior periods
Please see definitions and additional notes

Exhibit 99.1

Recent Events

In February 2015, the FASB issued Accounting Standard Update 2015-02 ("ASU 2015-02"), Consolidation: Amendments to the Consolidation Analysis. ASU 2015-02 amends the previous consolidation models by simplifying the models and reducing the number of consolidation entities by placing more emphasis on the risk of loss when determining a controlling financial interest. The Company has elected to early adopt ASU 2015-02 as of January 1, 2015, which has resulted in the de-consolidation of all previously consolidated funds as well as the removal of non-controlling interests on the Company’s balance sheet as of March 31, 2015 and statement of operations for the three months ended March 31, 2015. The Company has elected to implement ASU 2015-02 using the modified retrospective method, which results in an effective date of adoption of January 1, 2015 and does not require the restatement of prior period results.

Dividend Declaration

The Company's Board of Directors approved a quarterly interim dividend of $0.08 per share payable on June 30, 2015 to shareholders of record as of the close of business on June 12, 2015.

About OMAM

OMAM is a global, multi-boutique asset management company with $224.0 billion of assets under management as of March 31, 2015. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2015. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Exhibit 99.1

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on May 14, 2015. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.omam.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (877) 201-0168
International Dial-in Number:        (647) 788-4901
Conference ID:                25936488
Link to Webcast:
http://event.on24.com/r.htm?e=980018&s=1&k=189CBA8915941E4C28D7C4AA54D5787C

A replay of the call will be available beginning approximately one hour after its conclusion either on OMAM’s website, at http://ir.omam.com or at:

Dial-in Replay:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                25936488

Exhibit 99.1

Financial Tables

Table 6: Condensed and Consolidated Balance Sheets

($ in millions)	March 31, 2015	December 31, 2014
	(U.S. GAAP)	Excluding Consolidated Funds (Non-GAAP)	Including Consolidated Funds (U.S. GAAP)
Assets
Cash and cash equivalents	$124.5	$175.6	$175.6
Investment advisory fees receivable	154.7	165.1	161.1
Investments	155.0	149.3	149.3
Other assets	500.1	503.2	503.2
Assets of Consolidated Funds	—	—	6,783.7
Total assets	$934.3	$993.2	$7,772.9

Liabilities and equity
Accounts payable and accrued expenses	$82.7	$171.6	$171.6
Due to related parties	274.1	289.9	289.9
Notes payable to related parties	36.0	37.0	37.0
Third party borrowings	177.0	177.0	177.0
Other liabilities	301.4	281.2	281.2
Liabilities of Consolidated Funds	—	—	4,258.8
Total liabilities	871.2	956.7	5,215.5

Redeemable non-controlling interests in Consolidated Funds	—	—	61.9
Shareholders' equity	63.1	36.5	36.5
Non-controlling interests in Consolidated Funds	—	—	2,459.0
Total equity	63.1	36.5	2,557.4
Total liabilities and equity	$934.3	$993.2	$7,772.9
Please see definitions and additional notes
The Non-GAAP Balance Sheets exclude the assets and liabilities of Consolidated Funds and include all receivables and seed investments otherwise eliminated upon Funds consolidation. Amounts as of March 31, 2015 reflect the adoption of ASU 2015-02 resulting in the de-consolidation of all Funds. See "Recent Events" herein for further discussion.

Exhibit 99.1

Table 7: Assets Under Management Rollforward by Asset Class

($ in billions)	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
U.S. equity
Beginning balance	$87.3	$84.4	$86.0	$82.2	$80.6
Gross inflows	0.9	1.9	2.3	2.4	1.9
Gross outflows	(3.4)	(2.3)	(3.0)	(1.6)	(2.6)
Net flows	(2.5)	(0.4)	(0.7)	0.8	(0.7)
Market appreciation (depreciation)	0.7	3.3	(0.9)	3.4	2.3
Other	—	—	—	(0.4)	—
Ending balance	$85.5	$87.3	$84.4	$86.0	$82.2
Average AUM	$86.0	$86.4	$85.3	$83.5	$80.3

Global / non-U.S. equity
Beginning balance	$84.0	$82.2	$82.7	$75.8	$74.3
Gross inflows	4.4	4.1	5.0	4.0	2.7
Gross outflows	(2.6)	(1.5)	(1.8)	(1.4)	(3.1)
Net flows	1.8	2.6	3.2	2.6	(0.4)
Market appreciation (depreciation)	2.3	(0.8)	(3.7)	4.3	1.9
Ending balance	$88.1	$84.0	$82.2	$82.7	$75.8
Average AUM	$86.1	$83.4	$83.5	$78.9	$74.2

Fixed income
Beginning balance	$15.2	$14.6	$14.5	$14.0	$13.5
Gross inflows	0.4	1.1	0.5	0.9	0.4
Gross outflows	(0.6)	(0.8)	(0.3)	(0.9)	(0.4)
Net flows	(0.2)	0.3	0.2	—	—
Market appreciation (depreciation)	0.3	0.3	(0.1)	0.5	0.5
Ending balance	$15.3	$15.2	$14.6	$14.5	$14.0
Average AUM	$15.4	$15.0	$14.7	$14.3	$13.9

Alternative, real estate & timber
Beginning balance	$34.3	$32.6	$31.7	$31.1	$30.4
Gross inflows	1.3	2.1	1.1	1.0	0.6
Gross outflows	(0.3)	(0.5)	(0.2)	(0.2)	(0.2)
Hard asset disposals	(0.3)	(0.3)	(0.5)	(0.6)	(0.3)
Net flows	0.7	1.3	0.4	0.2	0.1
Market appreciation	0.1	0.4	0.5	0.4	0.6
Ending balance	$35.1	$34.3	$32.6	$31.7	$31.1
Average AUM	$34.8	$33.3	$32.4	$31.5	$30.8

Total
Beginning balance	$220.8	$213.8	$214.9	$203.1	$198.8
Gross inflows	7.0	9.2	8.9	8.3	5.6
Gross outflows	(6.9)	(5.1)	(5.3)	(4.1)	(6.3)
Hard asset disposals	(0.3)	(0.3)	(0.5)	(0.6)	(0.3)
Net flows	(0.2)	3.8	3.1	3.6	(1.0)
Market appreciation (depreciation)	3.4	3.2	(4.2)	8.6	5.3
Other	—	—	—	(0.4)	—
Ending balance	$224.0	$220.8	$213.8	$214.9	$203.1
Average AUM	$222.3	$218.1	$216.0	$208.3	$199.2

Basis points: inflows	46.6	44.3	46.3	42.7	39.5
Basis points: outflows	29.5	38.3	38.4	36.3	38.3
Annualized revenue impact of net flows (in millions)	$11.3	$20.0	$19.1	$18.4	$(3.0)
Please see definitions and additional notes

Exhibit 99.1

Table 8: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended
	March 31, 2015		December 31, 2014		September 30, 2014		June 30, 2014		March 31, 2014
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$51.8	24	$51.8	24	$50.6	24	$49.3	24	$48.1	24
Global / non-U.S. equity	89.3	42	86.3	41	87.4	42	83.6	42	77.7	42
Fixed income	8.2	22	8.0	21	8.1	22	7.8	22	7.6	22
Alternative, real estate & timber	37.1	43	34.8	41	34.0	42	33.3	42	31.9	42
Weighted average fee rate on average AUM	$186.4	34.0	$180.9	32.9	$180.1	33.1	$174.0	33.5	$165.3	33.7
Less: Revenue from equity-accounted Affiliates	(29.5)		(28.9)		(27.8)		(27.0)		(26.7)
ENI management fee revenue	$156.9	33.0	$152.0	31.7	$152.3	32.1	$147.0	32.5	$138.6	32.5
Average AUM	222.3		218.1		216.0		208.3		199.2
Average AUM excluding equity accounted Affiliates	193.0		190.0		188.5		181.5		173.1
Please see definitions and additional notes

Table 9: Assets Under Management by Strategy

($ in billions)	March 31, 2015	December 31, 2014	March 31, 2014
U.S. equity, small/smid cap	$8.1	$7.8	$8.6
U.S. equity, mid cap value	9.9	9.5	8.2
U.S. equity, large cap value	62.8	65.4	61.2
U.S. equity, core/blend	4.7	4.6	4.2
Total U.S. equity	85.5	87.3	82.2
Global equity	30.3	30.0	26.1
International equity	34.7	31.9	29.9
Emerging markets equity	23.1	22.1	19.8
Total Global/non-U.S. equity	88.1	84.0	75.8
Fixed income	15.3	15.2	14.0
Alternative, real estate & timber	35.1	34.3	31.1
Total assets under management	$224.0	$220.8	$203.1
Please see definitions and additional notes

Exhibit 99.1

Table 10: Assets Under Management by Affiliate

($ in billions)	March 31, 2015	December 31, 2014	March 31, 2014
Acadian Asset Management	$73.0	$70.3	$65.9
Barrow, Hanley, Mewhinney & Strauss	97.6	99.7	93.5
Campbell Global	6.8	6.8	6.7
Copper Rock Capital	3.7	3.2	2.8
Heitman*	27.4	26.7	24.0
Investment Counselors of Maryland*	2.2	2.1	2.4
Thompson, Siegel & Walmsley	13.3	12.0	7.8
Total assets under management	$224.0	$220.8	$203.1
*Equity-accounted Affiliates Please see definitions and additional notes

Table 11: Investment Performance

The following table represents the percentages of products performing ahead of their respective benchmarks on a 1-, 3-, and 5- year basis as of the dates indicated.  Please see definitions and additional notes for information regarding the calculation of these performance measures.

	Revenue-Weighted
	March 31, 2015	December 31, 2014	March 31, 2014
1-Year	55%	63%	77%
3-Year	70%	66%	93%
5-Year	77%	78%	68%

	Equal-Weighted
	March 31, 2015	December 31, 2014	March 31, 2014
1-Year	57%	66%	83%
3-Year	82%	76%	89%
5-Year	88%	88%	75%

	Asset-Weighted
	March 31, 2015	December 31, 2014	March 31, 2014
1-Year	43%	48%	84%
3-Year	58%	52%	94%
5-Year	64%	64%	55%

Exhibit 99.1

Table 12: Reconciliation of U.S. GAAP Net Income Attributable to Controlling Interests to Economic Net Income

($ in millions)		Three Months Ended March 31,
		2015	2014
U.S. GAAP net income attributable to controlling interests		$34.2	$10.3
Adjustments related to restructuring and reorganization actions undertaken in connection with the Company’s initial public offering:
i.	Non-cash notional parent corporate cost allocation	—	0.8
ii.	Intercompany interest expense	—	16.4
iii.	Co-investment (gain)	—	(0.8)
Adjustments to reflect the economic earnings of the Company:
iv.	Non-cash key employee-owned equity and profit-interest revaluations	4.8	7.4
v.	Amortization and impairment of goodwill and acquired intangible assets	—	—
vi.	Discontinued operations attributable to controlling interests and restructuring	(0.2)	1.0
vii.	ENI tax normalization	0.4	—
Tax effect of above adjustments, as applicable		(1.9)	(2.6)
Economic net income		$37.3	$32.5

($ per diluted share)
U.S. GAAP net income attributable to controlling interests		$0.28	$0.09
Adjustments related to restructuring and reorganization actions undertaken in connection with the Company’s initial public offering:
i.	Non-cash notional parent corporate cost allocation	—	0.01
ii.	Intercompany interest expense	—	0.13
iii.	Co-investment (gain)	—	(0.01)
Adjustments to reflect the economic earnings of the Company:
iv.	Non-cash key employee-owned equity and profit-interest revaluations	0.04	0.06
v.	Amortization and impairment of goodwill and acquired intangible assets	—	—
vi.	Discontinued operations attributable to controlling interests and restructuring	—	0.01
vii.	ENI tax normalization	—	—
Tax effect of above adjustments, as applicable		(0.01)	(0.02)
Economic net income		$0.31	$0.27
Please see definitions and additional notes

Table 13: Reconciliation of Economic Net Income to Adjusted EBITDA

($ in millions)	Three Months Ended March 31,
	2015	2014
Economic net income	$37.3	$32.5
Net interest (income) expense	0.9	(0.1)
Depreciation and amortization	1.6	1.4
Tax on economic net income	13.7	10.6
Adjusted EBITDA	$53.5	$44.4
Please see definitions and additional notes

Exhibit 99.1

Definitions and Additional Notes

References to “OMAM” or the “Company” refer to OM Asset Management plc; references to the “Parent” or “Old Mutual” refer to Old Mutual plc; references to the “Offering” refer to the Company’s initial public offering dated October 8, 2014 and references to the “Prospectus” refer to the Company’s Prospectus dated as of that date; references to the “Reorganization” refer to the steps taken by OMAM’s Parent prior to the Offering to reorganize the ownership of the business, as described in the Company’s Prospectus. OMAM operates its business through seven boutique asset management firms (the “Affiliates”). OMAM's distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic Net Income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by Consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately, the fixed and variable components of compensation and benefits expense; and

•	identify separately as Affiliate distributions the component of U.S. GAAP compensation that represents earnings shared with Affiliate key employee equity and profit-interest holders.

To reflect the Reorganization which took place at the time of the Offering, the Company has excluded:

i.	notional corporate cost allocations which are non-cash expenses that will not recur following the Offering;

ii.	interest expense historically paid to the Parent, as the related debt was restructured in connection with the Offering and thereafter has been eliminated from consolidated results; and

iii.	historic mark-to-market co-investment gains and losses, because these investments and ongoing returns thereon have been allocated wholly to Old Mutual plc in connection with the Offering.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by excluding:

iv.
non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownerships interests may in certain circumstances be repurchased by OMAM at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by OMAM can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

v.
non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business.

vi.
the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

vii.
deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

Exhibit 99.1

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 12 for a reconciliation of net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 13 for a reconciliation of economic net income to Adjusted EBITDA.

Methodologies for calculating investment performance:

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.

ENI Operating Margin before Affiliate key employee distributions

ENI operating margin before Affiliate key employee distributions is a non-GAAP efficiency measure, calculated based on earnings after variable compensation divided by ENI revenue.

ENI Operating Margin after Affiliate key employee distributions

ENI operating margin after Affiliate key employee distributions is a non-GAAP efficiency measure, calculated based on earnings after Affiliate key employee distributions, divided by ENI revenue.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income (loss) from continuing operations divided by total revenue.

Consolidated Funds

Prior to January 1, 2015, financial information presented in accordance with U.S. GAAP includes the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds which are not attributable to our shareholders.

Annualized Revenue Impact of Net Flows (NCCF)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow.

Exhibit 99.1

Hard asset disposals

Net flows in Table 2 and Table 7 include hard asset disposals made by OMAM’s Affiliates.  This category is made up of investment-driven asset dispositions made by Heitman, a real estate manager, or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue represents asset flows at the weighted fee rate for OMAM overall (i.e. 34 bps in Q1 '15). For example, NCCF annualized revenue impact of $11.3 million divided by the average weighted fee rate of OMAM's overall AUM of 34 bps equals the derived average weighted NCCF of $3.3 billion.

n/m

"Not meaningful."

Exhibit 99.1

Supplemental Information

Table 14: Assets Under Management by Client Type

($ in billions)	March 31, 2015		December 31, 2014		March 31, 2014
	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$73.7	32.9%	$74.1	33.5%	$67.2	33.1%
Corporate / Union	44.1	19.7%	44.4	20.1%	42.5	20.9%
Public / Government	74.0	33.0%	70.2	31.8%	63.4	31.2%
Endowment / Foundation	4.1	1.8%	3.7	1.7%	4.2	2.1%
Old Mutual Group	4.1	1.8%	4.2	1.9%	4.4	2.2%
Commingled Trust/UCITS	14.3	6.4%	14.7	6.7%	12.2	6.0%
Mutual Fund	3.0	1.4%	3.0	1.4%	2.9	1.4%
Other	6.7	3.0%	6.5	2.9%	6.3	3.1%
Total Assets Under Management	$224.0		$220.8		$203.1
Please see definitions and additional notes

Table 15: AUM by Client Location

($ in billions)	March 31, 2015		December 31, 2014		March 31, 2014
	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$179.1	80.0%	$176.6	80.0%	$164.1	80.8%
Europe	15.9	7.1%	15.8	7.2%	14.2	7.0%
Asia	11.9	5.3%	11.6	5.2%	9.3	4.6%
Middle East	4.1	1.8%	4.1	1.9%	3.7	1.8%
Australia	4.9	2.2%	4.9	2.2%	3.9	1.9%
Other	8.1	3.6%	7.8	3.5%	7.9	3.9%
Total Assets Under Management	$224.0		$220.8		$203.1
Please see definitions and additional notes

Table 16: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

		AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2012	Q1	$1.2	$4.5	35.2	$1.3
	Q2	(1.4)	(4.4)	33.6	(1.3)
	Q3	(1.0)	1.1	34.0	0.3
	Q4	1.6	10.0	34.0	2.9
2013	Q1	3.0	11.6	34.6	3.4
	Q2	3.2	8.6	33.4	2.6
	Q3	1.0	5.8	33.4	1.7
	Q4	3.3	16.5	33.5	4.9
2014	Q1	(1.0)	(3.0)	33.7	(0.9)
	Q2	3.6	18.4	33.5	5.5
	Q3	3.1	19.1	33.1	5.8
	Q4	3.8	20.0	32.9	6.1
2015	Q1	(0.2)	11.3	34.0	3.3
Please see definitions and additional notes